Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the the Registration Statements on Form S‑3, (Nos. 333-183355 and 333-188677) and Form S-8, (Nos. 333-181165 and 333-191418) of Preferred Apartment Communities, Inc., of our report dated December 1, 2014, on our audit of the combined statement of revenue and certain expenses for the year ended December 31, 2013 of the Sunbelt Portfolio, which appears in the Current Report on Form 8-K/A of Preferred Apartment Communities, Inc., dated December 3, 2014.

/s/ Moore, Colson & Company, P.C.
Marietta, Georgia
December 3, 2014